Filed Pursuant Rule 433

Registration No. 333-177762

August 9, 2012

Pricing Term Sheet

The Procter & Gamble Company

Floating Rate Notes due February 14, 2014

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	February 14, 2014

Price to Public (Issue Price):	100% of principal amount

Coupon (Interest Rate):	3-month LIBOR -10 basis points

Interest Payment Dates:	November 14, February 14, May 14 and August 14, commencing November 14, 2012 and ending on the Maturity Date

Day Count Convention:	Actual/360

Redemption:	Not redeemable

Trade Date:	August 9, 2012

Settlement Date:	August 14, 2012 (T+3)

CUSIP Number:	742718 DZ9

ISIN Number:	US742718DZ97

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc.

Co-Managers:	Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Svenska Handelsbanken AB (publ), ING Financial Markets LLC, Mitsubishi UFJ Securities (USA), Inc. and UBS Securities LLC

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offerings:	€1,000,000,000 of 2.000% Notes due 2022 expected to be issued on August 16, 2012 by The Procter & Gamble Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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